EXHIBIT 99.1

Lifeway Foods Announces Receipt of Nasdaq Compliance Letter

Morton Grove, IL — April 9, 2015 — Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced that it has received a letter, dated April 6, 2015, from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company of its noncompliance with the periodic filing requirements for continued listing set forth in NASDAQ Listing Rule 5250(c)(1) because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).

The Nasdaq Notice states that the Company is required to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing within 60 calendar days of the date of the Nasdaq Notice. Upon acceptance of the Company’s compliance plan, Nasdaq is permitted to grant an extension of up to 180 days from the Form 10-K’s filing due date for the Company to regain compliance with Nasdaq’s filing requirements for continued listing.

The Company is working diligently on its plan to regain compliance and file its Form 10-K for the period ended December 31, 2014 as soon as practicable. The Company presently expects that the filing will be made within two weeks from the date of this release. The Company does not expect any material changes to the financial results disclosed in the Company's earnings release dated March 16, 2015.

About Lifeway Foods
Lifeway Foods (LWAY), recently named one of Forbes Best Small Companies, is America’s leading supplier of the probiotic fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are now sold across the United States, Canada, Latin America and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228